Farmer Mac Reports First Quarter Financial Results
$16.2 Billion in Outstanding Business Volume; Core Earnings of $12.4 Million
WASHINGTON, May 10, 2016 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended March 31, 2016, which included $317 million in net new business volume growth that brought total outstanding business volume to $16.2 billion as of March 31, 2016. Farmer Mac's first quarter 2016 core earnings, a non-GAAP measure, were $12.4 million ($1.12 per diluted common share), compared to $13.1 million ($1.17 per diluted common share) in fourth quarter 2015 and $9.1 million ($0.80 per diluted common share) in first quarter 2015.
"Our financial results continue to be strong, and our credit quality remains good," said President and Chief Executive Officer Tim Buzby. "While certain segments of agriculture are facing their challenges, the overall business environment remains favorable for Farmer Mac. Our Institutional Credit business is growing nicely and we continue to expand our customer base for our AgVantage funding products, including a new Farm Equity AgVantage customer this quarter and more in the pipeline. Our Farm & Ranch loan purchase business is also making good strides, helped by our business development efforts as well as an increase in the demand for agricultural credit. As the agricultural economy continues to adjust to lower commodity prices and the West Coast drought, we expect credit quality to revert to more historic levels for Farmer Mac. However, we believe that this is a necessary and healthy adjustment for the market and that Farmer Mac is well positioned to deliver upon its mission as credit becomes somewhat tighter in agriculture. We believe that our financial outlook is strong and that we have good opportunities in front of us."

Earnings
Farmer Mac's net income attributable to common stockholders for first quarter 2016 was $10.3 million ($0.94 per diluted common share), compared to $1.8 million ($0.16 per diluted common share) for first quarter 2015. The increase in first quarter 2016 compared to first quarter 2015 was primarily attributable to the absence in first quarter 2016 of (1) an $8.1 million ($6.2 million after-tax) loss recorded in first quarter 2015 resulting from the write-off of deferred issuance costs upon the redemption of the Farmer Mac II LLC Preferred Stock on March 30, 2015 and (2) $3.5 million after-tax in dividend expense recorded during first quarter 2015 on the preferred stock. The increase was partially offset by the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $1.9 million after-tax loss in first quarter 2016, compared to a $0.6 million after-tax loss in first quarter 2015.
Core earnings in first quarter 2016 were $12.4 million ($1.12 per diluted common share), compared to $13.1 million ($1.17 per diluted common share) in fourth quarter 2015, and $9.1 million ($0.80 per diluted common share) in first quarter 2016. The $0.7 million sequential quarterly decrease in core earnings was primarily attributable to a $0.4 million after-tax increase in operating expenses. The increase in operating expenses was driven by higher stock compensation expense in first quarter 2016 resulting primarily from the annual vesting of stock-based awards and higher payroll taxes as well as higher general and administrative expenses driven by higher legal and consulting fees related to corporate strategic initiatives and general corporate matters. Farmer Mac also realized an increase in credit-related expenses of $0.1 million after-tax due to provisions to the allowance for losses in first quarter 2016 compared to releases in fourth quarter 2015. The year-over-year $3.3 million increase in core earnings was attributable to a $3.5 million after-tax decrease in preferred dividend expense resulting from the redemption of all outstanding shares of Farmer Mac II Preferred Stock in first quarter 2015, a $0.4 million after-tax increase in net effective spread, and an increase in guarantee fee income of $0.4 million after-tax. The increase was partially offset by (1) a $0.5 million after-tax increase in credit-related expenses due to provisions to the allowance for losses in first quarter 2016 compared to releases in first quarter 2015 and (2) a $0.5 million after-tax increase in operating expenses primarily due to legal fees, consulting fees, and information services expenses related to corporate strategic initiatives and general corporate matters.
See "Non-GAAP Earnings Measures" below for more information about core earnings and for a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings.
Business Volume Highlights
During first quarter 2016, Farmer Mac added $1.3 billion of new business volume, with AgVantage securities and Farm & Ranch loan purchases driving the volume growth. Specifically, Farmer Mac:

•	purchased $927.2 million of AgVantage securities, including $25.2 million in Farm Equity AgVantage securities;

•	purchased $198.5 million of newly originated Farm & Ranch loans;

•	purchased $95.3 million of USDA Securities;

•	added $68.0 million of Farm & Ranch loans under LTSPCs;

•	purchased $9.7 million of Rural Utilities loans; and

•	issued $3.6 million of Farmer Mac Guaranteed USDA Securities.
After $1.0 billion of maturities and principal paydowns on existing business during first quarter 2016, which included $589.8 million in scheduled maturities of AgVantage securities, Farmer Mac's outstanding business volume increased by $316.8 million from December 31, 2015 to $16.2 billion as of March 31, 2016. The increase in Farmer Mac's outstanding business volume was driven by portfolio growth in AgVantage securities, including the purchase of $250.0 million in AgVantage securities from the National Rural Utilities Cooperative Finance Corporation ("CFC") and purchases of $25.2 million under Farm Equity AgVantage facilities with agricultural real estate investment funds, including $9.7 million with a new counterparty. Farmer Mac's Farm & Ranch loan portfolio also grew this quarter despite the large amount of repayments resulting from the January 1 payment date on almost all loans in the portfolio.

Net Effective Spread
Farmer Mac's net effective spread was $29.9 million (82 basis points) in first quarter 2016, compared to $29.9 million (85 basis points) in fourth quarter 2015, and $29.3 million (86 basis points) in first quarter 2015. The decrease in percentage terms in first quarter 2016 compared to fourth quarter 2015 was primarily attributable to market increases in short-term LIBOR-based funding costs and a tighter spread on a large AgVantage security that was refinanced at a shorter maturity than the original security. In addition to the items previously mentioned, the decrease in net effective spread in percentage terms in first quarter 2016 compared to first quarter 2015 was also attributable to a decline in cash basis interest income received on non-accrual Farm & Ranch loans. The increase in dollar terms in first quarter 2016 compared to first quarter 2015 was primarily attributable to growth in outstanding business volume.
Credit Quality
Credit quality remained stable across Farmer Mac's four lines of business. In the Farm & Ranch portfolio, 90-day delinquencies were $34.7 million (0.61 percent of the Farm & Ranch portfolio) as of March 31, 2016, compared to $32.1 million (0.56 percent) as of December 31, 2015, and $32.1 million (0.60 percent) as of March 31, 2015. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical averages due to macroeconomic and other potential factors, but Farmer Mac has not yet seen an impact on its portfolio or a rise in delinquencies related to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years has been approximately one percent.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.21 percent of total business volume as of March 31, 2016, compared to 0.20 percent as of December 31, 2015, and 0.22 percent as of March 31, 2015.

The western part of the United States, and in particular California, continues to experience the effects of drought conditions. The persistence of drought conditions in the western states could have an adverse effect on Farmer Mac’s delinquency rates or loss experience in the future; however, Farmer Mac has not observed any material effect on its portfolio from the drought through March 31, 2016. Farmer Mac continues to remain informed about the drought and its effects on the agricultural industries located in the western states and on Farmer Mac's Farm & Ranch portfolio through regular discussions with its loan servicers that service loans in drought-stricken areas, as well as customers and other lenders in the industry.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net effective spread by business segment for first quarter 2016 was $9.5 million (171 basis points) for Farm & Ranch, $4.3 million (91 basis points) for USDA Guarantees, $2.5 million (102 basis points) for Rural Utilities, and $11.1 million (80 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $562.7 million as of March 31, 2016, exceeding the statutory minimum capital requirement by $84.9 million, or 18 percent, compared to $564.5 million as of December  31, 2015, which was $102.4 million, or 22 percent, above the statutory minimum capital requirement. The decrease in core capital above the statutory minimum requirement primarily resulted from an increase in minimum capital required to support the growth of on-balance sheet assets during the quarter.
As of March 31, 2016, Farmer Mac's total stockholders' equity was $543.8 million, compared to $553.5 million as of December 31, 2015. The decrease in total stockholders' equity was primarily attributable to a decrease in accumulated other comprehensive income due to decreases in fair value of available-for-sale floating rate AgVantage securities and cash flow hedges. The decrease in the fair value of available-for-sale floating rate AgVantage securities was driven primarily by a flattening of the yield curve as of March 31, 2016 compared to December 31, 2015. The decrease in the fair value of cash flow hedges was driven primarily by lower long-term market interest rates as of March 31, 2016 compared to December 31, 2015.
On September 8, 2015, Farmer Mac's board of directors approved a share repurchase program, which authorized Farmer Mac to repurchase up to $25 million of its outstanding Class C non-voting common stock through September 2017. As of March 31, 2016, Farmer Mac had repurchased approximately 668,000 shares at a cost of approximately $19.6 million.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 172 days of liquidity during first quarter 2016 and had 178 days of liquidity as of March 31, 2016.
Non-GAAP Earnings Measure
Farmer Mac uses core earnings to measure corporate economic performance and develop financial plans because, in management's view, core earnings is a useful alternative measure in understanding Farmer Mac's economic performance, transaction economics, and business trends. Core earnings principally differs from net income attributable to common stockholders by excluding the effects of fair value fluctuations, which are not expected to have a cumulative net impact on financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is generally expected. Core earnings also differs from net income attributable to common stockholders by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business.
This non-GAAP financial measure may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of this non-GAAP measure is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings is presented in the following table along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$10,317	$15,032	$1,818
Less the after-tax effects of:
Unrealized (losses)/gains on financial derivatives and hedging activities	(1,943)	1,784	(582)
Unrealized gains on trading securities	233	452	236
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(183)	(171)	(529)
Net effects of settlements on agency forward contracts	(165)	(106)	(164)
Loss on retirement of Farmer Mac II LLC Preferred Stock(1)	—		(6,246)
Sub-total	(2,058)	1,959	(7,285)
Core earnings	$12,375	$13,073	$9,103

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$29,949	$29,949	$29,257
Guarantee and commitment fees(3)	4,669	4,730	4,012
Other(4)	(517)	(284)	(405)
Total revenues	34,101	34,395	32,864

Credit related expense/(income) (GAAP):
Provision for/(release of) losses	63	(49)	(696)
REO operating expenses	39	44	(1)
Losses on sale of REO	—	—	1
Total credit related expense/(income)	102	(5)	(696)

Operating expenses (GAAP):
Compensation and employee benefits	5,774	5,385	5,693
General and administrative	3,526	3,238	2,823
Regulatory fees	613	613	600
Total operating expenses	9,913	9,236	9,116

Net earnings	24,086	25,164	24,444
Income tax expense(5)	8,444	8,855	6,692
Net (loss)/income attributable to non-controlling interest (GAAP)	(28)	(60)	5,354
Preferred stock dividends (GAAP)	3,295	3,296	3,295
Core earnings	$12,375	$13,073	$9,103

Core earnings per share:
Basic	$1.18	$1.21	$0.83
Diluted	1.12	1.17	0.80

(1)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer Mac II LLC Preferred Stock.

(2)
Includes reconciling adjustments to exclude amortization of premiums and discounts on assets consolidated at fair value to reflect core earnings amounts. Also includes reconciling adjustments to include the reclassification of expenses related to interest rate swaps not designated as hedges.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from interest income and interest expense to guarantee and commitment fees to reflect that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings because those non-GAAP reconciling items are presented after tax.

More complete information about Farmer Mac's performance for first quarter 2016 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended March 31, 2016 filed today with the U.S. Securities and Exchange Commission ("SEC").
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural sector or the rural utilities industry;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the impact of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 10, 2016 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's first quarter 2016 financial results will be held beginning at 11:00 a.m. eastern time on Tuesday, May 10, 2016 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
When dialing in to the call, please ask for the conference chairman Tim Buzby. The call can be heard live and will also be available for replay on Farmer Mac’s website at the link provided above for two weeks following the conclusion of the call.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about

Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2016	December 31, 2015
	(in thousands)
Assets:
Cash and cash equivalents	$1,729,563	$1,210,084
Investment securities:
Available-for-sale, at fair value	2,452,582	2,775,025
Trading, at fair value	383	491
Total investment securities	2,452,965	2,775,516
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,565,504	4,152,605
Held-to-maturity, at amortized cost	1,207,349	1,274,016
Total Farmer Mac Guaranteed Securities	5,772,853	5,426,621
USDA Securities:
Available-for-sale, at fair value	1,908,014	1,888,344
Trading, at fair value	26,869	28,975
Total USDA Securities	1,934,883	1,917,319
Loans:
Loans held for investment, at amortized cost	3,204,452	3,258,413
Loans held for investment in consolidated trusts, at amortized cost	816,267	708,111
Allowance for loan losses	(4,529)	(4,480)
Total loans, net of allowance	4,016,190	3,962,044
Real estate owned, at lower of cost or fair value	1,330	1,369
Financial derivatives, at fair value	7,034	3,816
Interest receivable (includes $5,270 and $7,938, respectively, related to consolidated trusts)	75,067	112,700
Guarantee and commitment fees receivable	39,389	40,189
Deferred tax asset, net	47,236	42,916
Prepaid expenses and other assets	79,518	47,780
Total Assets	$16,156,028	$15,540,354

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$9,322,682	$9,111,461
Due after one year	5,264,695	4,967,036
Total notes payable	14,587,377	14,078,497
Debt securities of consolidated trusts held by third parties	816,435	713,536
Financial derivatives, at fair value	117,956	77,199
Accrued interest payable (includes $4,244 and $6,705, respectively, related to consolidated trusts)	38,152	47,621
Guarantee and commitment obligation	37,540	38,609
Accounts payable and accrued expenses	12,455	29,089
Reserve for losses	2,097	2,083
Total Liabilities	15,612,012	14,986,634
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 8,919,730 shares and 9,155,661 shares outstanding, respectively	8,920	9,156
Additional paid-in capital	117,434	117,862
Accumulated other comprehensive loss, net of tax	(18,917)	(11,019)
Retained earnings	230,062	231,228
Total Stockholders' Equity	543,789	553,517
Non-controlling interest	227	203
Total Equity	544,016	553,720
Total Liabilities and Equity	$16,156,028	$15,540,354

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2016	March 31, 2015
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$6,681	$2,865
Farmer Mac Guaranteed Securities and USDA Securities	35,510	33,122
Loans	31,700	27,964
Total interest income	73,891	63,951
Total interest expense	40,251	33,162
Net interest income	33,640	30,789
Provision for loan losses	(49)	(76)
Net interest income after provision for loan losses	33,591	30,713
Non-interest (loss)/income:
Guarantee and commitment fees	3,626	3,377
Losses on financial derivatives and hedging activities	(6,782)	(3,882)
Gains on trading securities	358	362
(Losses)/gains on sale of available-for-sale investment securities	(9)	6
Losses on sale of real estate owned	—	(1)
Other income	101	613
Non-interest (loss)/income	(2,706)	475
Non-interest expense:
Compensation and employee benefits	5,774	5,693
General and administrative	3,526	2,823
Regulatory fees	613	600
Real estate owned operating costs, net	39	(1)
Provision for/(release of) reserve for losses	14	(772)
Non-interest expense	9,966	8,343
Income before income taxes	20,919	22,845
Income tax expense	7,335	4,231
Net income	13,584	18,614
Less: Net loss/(income) attributable to non-controlling interest	28	(5,354)
Net income attributable to Farmer Mac	13,612	13,260
Preferred stock dividends	(3,295)	(3,295)
Loss on retirement of preferred stock	—	(8,147)
Net income attributable to common stockholders	$10,317	$1,818

Earnings per common share and dividends:
Basic earnings per common share	$0.99	$0.17
Diluted earnings per common share	$0.94	$0.16
Common stock dividends per common share	$0.26	$0.16

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of March 31, 2016	As of December 31, 2015
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,206,191	$2,249,864
Loans held in trusts:
Beneficial interests owned by third party investors	816,267	708,111
USDA Guarantees:
USDA Securities	1,885,276	1,876,451
Farmer Mac Guaranteed USDA Securities	31,038	31,554
Rural Utilities:
Loans	991,851	1,008,126
Institutional Credit:
AgVantage Securities	5,776,755	5,439,383
Total on-balance sheet	$11,707,378	$11,313,489
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,206,029	2,253,273
Guaranteed Securities	485,302	514,051
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	13,268	10,272
Rural Utilities:
LTSPC(1)	518,724	522,864
Institutional Credit:
AgVantage Securities	984,871	984,871
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$4,508,194	$4,585,331
Total	$16,215,572	$15,898,820

(1)	Includes $8.8 million related to a one-year loan purchase commitment on which Farmer Mac receives a nominal unused commitment fee as of both March 31, 2016 and December 31, 2015.

(2)
As of both March 31, 2016 and December 31, 2015, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be presented as AgVantage Securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2016	$9,461	1.71%	$4,308	0.91%	$2,538	1.02%	$11,090	0.80%	$2,552	0.26%	$29,949	0.82%
December 31, 2015	9,381	1.72%	4,518	0.96%	2,845	1.14%	10,899	0.80%	2,306	0.26%	29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%
March 31, 2015(1)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%
December 31, 2014(2)	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,870	0.78%	1,732	0.26%	28,442	0.91%
September 30, 2014	8,207	1.68%	5,073	1.18%	2,890	1.16%	9,823	0.78%	3,773	0.59%	29,766	0.97%
June 30, 2014	7,820	1.64%	4,159	0.99%	2,953	1.16%	9,957	0.78%	4,160	0.57%	29,049	0.92%
March 31, 2014(3)	7,114	1.53%	3,784	0.91%	1,990	0.73%	9,406	0.74%	4,142	0.56%	26,436	0.84%

(1)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

(2)
On October 1, 2014, $78.5 million of preferred stock issued by CoBank was called, resulting in a loss of net effective spread of $2.1 million or 30 basis points in the corporate segment. The impact on consolidated net effective spread was 7 basis points.

(3)	First quarter 2014 includes the impact of spread compression in the Rural Utilities line of business from the early refinancing of loans (41 basis points).

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2016	December 2015	September 2015	June 2015	March 2015	December 2014	September 2014	June 2014	March 2014
	(in thousands)
Revenues:
Net effective spread	$29,949	$29,949	$30,387	$29,787	$29,257	$28,442	$29,766	$29,049	$26,436
Guarantee and commitment fees	4,669	4,730	4,328	4,085	4,012	4,097	4,152	4,216	4,315
Other(1)	(517)	(284)	(93)	(24)	(405)	(1,285)	(2,001)	(520)	(410)
Total revenues	34,101	34,395	34,622	33,848	32,864	31,254	31,917	32,745	30,341

Credit related expense/(income):
Provision for/(release of) losses	63	(49)	(303)	1,256	(696)	(479)	(804)	(2,557)	674
REO operating expenses	39	44	48	—	(1)	48	1	59	2
Losses/(gains) on sale of REO	—	—	—	—	1	28	—	(168)	3
Total credit related expense/(income)	102	(5)	(255)	1,256	(696)	(403)	(803)	(2,666)	679

Operating expenses:
Compensation and employee benefits	5,774	5,385	5,236	5,733	5,693	4,971	4,693	4,889	4,456
General and administrative	3,526	3,238	3,676	3,374	2,823	2,992	3,123	3,288	2,794
Regulatory fees	613	613	600	600	600	600	593	594	594
Total operating expenses	9,913	9,236	9,512	9,707	9,116	8,563	8,409	8,771	7,844

Net earnings	24,086	25,164	25,365	22,885	24,444	23,094	24,311	26,640	21,818
Income tax expense/(benefit)(2)	8,444	8,855	8,924	8,091	6,692	4,858	6,327	(4,734)	4,334
Net (loss)/income attributable to non-controlling interest	(28)	(60)	(36)	(119)	5,354	5,414	5,412	5,819	5,547
Preferred stock dividends	3,295	3,296	3,295	3,296	3,295	3,296	3,283	2,308	952
Core earnings	$12,375	$13,073	$13,182	$11,617	$9,103	$9,526	$9,289	$23,247	$10,985

Reconciling items (after-tax effects):
Unrealized (losses)/gains on financial derivatives and hedging activities	(1,943)	1,784	(4,489)	10,388	(582)	(3,717)	2,685	(3,053)	(2,395)
Unrealized gains/(losses) on trading assets	233	452	(5)	110	236	679	(21)	(46)	426
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(183)	(171)	(76)	(81)	(529)	(811)	(440)	(179)	(8,027)
Net effects of settlements on agency forward contracts	(165)	(106)	(253)	128	(164)	(30)	73	236	(176)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	—	(6,246)	—	—	—	—
Net income attributable to common stockholders	$10,317	$15,032	$8,359	$22,162	$1,818	$5,647	$11,586	$20,205	$813

(1)
Fourth quarter 2014 and third quarter 2014 include $13.6 million and $17.9 million, respectively, of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million and $16.4 million, respectively of gains on securities sold, not yet purchased.

(2)
Fourth quarter 2014 and second quarter 2014 reflect a reduction of $1.4 million and $11.6 million, respectively, in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased. First quarter 2014 reflects a reduction in tax valuation allowance of $0.8 million associated with certain gains on investment portfolio assets.